Pangaea Logistics Solutions Ltd. Appoints Paul M. Leand, Jr. to its Board of Directors

NEWPORT, RI – November 28, 2025 – Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (Nasdaq: PANL), a global provider of comprehensive maritime logistics solutions, today announced the appointment of Paul M. Leand, Jr. to the Company’s Board of Directors as a Class III director, effective immediately.

Mr. Leand has over two decades of experience advising companies and investors in the maritime shipping industry. He is the Managing Director and Chief Executive Officer of AMA Capital Partners, the only merchant banking partnership in the United States exclusively focused on the transportation, energy and offshore industries.

“We are pleased to add Paul’s deep industry expertise and insights to our Board of Directors,” said Richard du Moulin, Chairman of Pangaea’s Board of Directors. “His experience advising companies and investors in the maritime shipping industry complements the capabilities of our Board of Directors and reinforces our commitment to shareholder value creation. This appointment reflects Pangaea’s ongoing commitment to maintaining a highly qualified, deeply experienced Board.”

“I am honored to join Pangaea’s Board of Directors,” said Mr. Leand. “I look forward to working with my fellow directors and the management team to build on the Company’s momentum and deliver sustained value for shareholders.”

Mr. Leand was appointed pursuant to a Cooperation Agreement (the “Agreement”) entered into by and between the Company and Strategic Shipping Inc. The Agreement contains certain customary terms, including certain standstill restrictions and voting commitments. The Agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K.

ABOUT PANGAEA LOGISTICS SOLUTIONS LTD.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) and its subsidiaries (collectively, “Pangaea” or the “Company”) provides seaborne dry bulk logistics and transportation services as well as terminal and stevedoring services. Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, coal, iron ore, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. The Company addresses the logistics needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, port and terminal operations, vessel chartering, voyage planning, and vessel technical management. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Noel Ryan and Stefan Neely
Chief Financial Officer	Vallum Advisors
401-846-7790
Investors@pangaeals.com	PANL@val-adv.com